                                  EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DECEMBER 31, 2004)

Management's Discussion and Analysis of Financial Condition and Results of Operations (Management's Discussion) concerns Fulton Financial Corporation (the Corporation), a financial holding company registered under the Bank Holding Company Act and incorporated under the laws of the Commonwealth of Pennsylvania in 1982, and its wholly-owned subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and other financial information presented in this report.

FORWARD-LOOKING STATEMENTS

The Corporation has made, and may continue to make, certain forward-looking statements with respect to acquisition and growth strategies, market risk, the effect of competition on net interest margin and net interest income, investment strategy and income growth, investment securities gains, other than temporary impairment of investment securities, deposit and loan growth, asset quality, balances of risk-sensitive assets to risk-sensitive liabilities, employee benefits and other expenses, amortization of goodwill and intangible assets, capital and liquidity strategies and other financial and business matters for future periods. The Corporation cautions that these forward-looking statements are subject to various assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions may change, actual results could differ materially from these forward-looking statements.

In addition to the factors identified herein, the following could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board (FRB), creditworthiness of current borrowers, customers' acceptance of the Corporation's products and services and acquisition pricing and the ability of the Corporation to continue making acquisitions.

The Corporation's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

OVERVIEW

As a financial institution with a focus on traditional banking activities, the Corporation generates the majority of its revenue through net interest income, the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. Growth in net interest income is dependent upon balance sheet growth and maintaining or increasing the net interest margin, which is net interest income as a percentage of average interest-earning assets. The Corporation also generates revenue through fees earned on the various services and products offered to its customers and through sales of assets, such as loans or investments. Offsetting these revenue sources are provisions for credit losses on loans, administrative expenses and income taxes.

The Corporation's net income for 2004 increased $13.2 million, or 9.7%, from $136.4 million in 2003 to $149.6 million in 2004. Diluted net income per share increased $0.03, or 3.1%, from $0.96 per share in 2003 to $0.99 per share in 2004. In 2004, the Corporation realized a return on average assets of 1.45% and a return on average tangible equity of 18.58% compared to 1.55% and 17.33% in 2003. Net income for 2003 increased $5.4 million, or 4.1%, from $131.0 million in 2002 to $136.4 million in 2003. Diluted net income per share increased $0.04, or 4.3%, from $0.92 per share in 2002 to $0.96 per share in 2003.

The Corporation adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended September 30, 2005. Statement 123R requires that the fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. The Corporation adopted Statement 123R using "modified retrospective application" and, therefore, all financial information in this report has been restated to reflect the impact of adoption. See Note M, "Stock-Based Compensation Plans and Shareholders' Equity" in the Notes to Consolidated Financial Statements for information on the impact of adopting Statement 123R and its effect on prior periods. The increase in earnings in 2004 was driven by a $53.2 million, or 17.5%, increase in net interest income due to both internal and external growth and a stable net interest margin. Contributing to this increase was a $6.6 million, or 5.8%, increase in other income (excluding securities gains), primarily as a result of acquisitions, and a $5.0 million, or 51.4%, reduction in the provision for loan losses due to continued strong asset quality. These items were offset by a $43.9 million, or 18.8%, increase in other expenses, as a result of both internal and external growth, and a $2.1 million, or 10.8%, reduction in investment securities gains.

The following summarizes some of the more significant factors that influenced the Corporation's 2004 results.

Acquisitions - In August 2003, the Corporation acquired Premier Bancorp, Inc. (Premier), a $600 million bank holding company located in Doylestown, Pennsylvania whose primary subsidiary was Premier Bank, strengthening its presence in eastern Pennsylvania markets. In December 2003, the Corporation acquired approximately $165 million of agricultural loans in Central Pennsylvania and Delaware. In April 2004, the Corporation acquired Resource Bankshares Corporation, (Resource), an $885 million financial holding company located in Virginia Beach, Virginia whose primary subsidiary was Resource Bank. This was the Corporation's first acquisition in Virginia, allowing it to enter a new geographic market. Results for 2004 in comparison to 2003 were impacted by these acquisitions (referred to collectively as the "Acquisitions").

On December 31, 2004, the Corporation acquired First Washington FinancialCorp (First Washington), of Windsor, New Jersey. First Washington was a $490 million bank holding company whose primary subsidiary was First Washington State Bank, which operates sixteen community banking offices in Mercer, Monmouth, and Ocean Counties in New Jersey. The accounts of First Washington are included in the Corporation's December 31, 2004 consolidated balance sheet, however, First Washington did not impact average balances or the consolidated statement of income.

On January 11, 2005, the Corporation entered into a merger agreement to acquire SVB Financial Services, Inc. (SVB) of Somerville, New Jersey. SVB is a $475 million bank holding company whose primary subsidiary is Somerset Valley Bank, which operates eleven community banking offices in Somerset, Hunterdon and Middlesex counties in New Jersey. The acquisition is expected to be completed in the third quarter of 2005. For additional information on the terms of this pending acquisition, see Note Q, "Mergers and Acquisitions", in the Notes to Consolidated Financial Statements.

Acquisitions have long been a supplement to the Corporation's internal growth. These recent and pending acquisitions provide the opportunity for additional growth as they will allow the Corporation's existing products and services to be sold in new markets. The Corporation's acquisition strategy focuses on high growth areas with strong market demographics and targets organizations that have a comparable corporate culture, strong performance and good asset quality, among other factors. Under its "supercommunity" banking philosophy, acquired organizations generally retain their status as separate legal entities, unless consolidation with an existing affiliate bank is practical. Back office functions are generally consolidated to maximize efficiencies.

Merger and acquisition activity in the financial services industry has been very competitive in recent years, as evidenced by the prices paid for certain acquisitions. While the Corporation has been an active acquirer, management is committed to basing its pricing on rational economic models. Management will continue to focus on generating growth in the most cost-effective manner.

Asset Quality - Asset quality refers to the underlying credit characteristics of borrowers and the likelihood that defaults on contractual loan payments will result in charge-offs of account balances. Asset quality is generally a function of economic conditions, but can be managed through conservative underwriting and sound collection policies and procedures.

The Corporation has been able to maintain strong asset quality through different economic cycles, attributable to its credit culture and underwriting policies. This trend continued in 2004 as asset quality measures such as non-performing assets to total assets and net charge-offs to average loans improved in comparison to 2003, allowing a reduction in the provision for loan losses. While overall asset quality has remained strong, deterioration in quality of one or several significant accounts could have a detrimental impact and result in losses that may not be foreseeable based on current information. In addition, rising interest rates could increase the total payments of borrowers and could have a negative impact on their ability to pay according to the terms of their loans.

Interest Rates - During the second half of 2004, the FRB increased short-term interest rates a total of 1.25%, with the overnight borrowing, or Federal funds, rate ending the year at 2.25%. The average Federal funds rate for the year increased 22 basis points from 1.13% in 2003 to 1.35% in 2004 and the average prime lending rate increased from 4.13% in 2003 to 4.35% in 2004. This increase in rates resulted in an expansion of the Corporation's net interest margin during 2004 after decreasing significantly during 2003. While the net interest margin for the year increased only slightly, the improvement is evident in the quarterly trend, which is shown in the following table:

               2004   2003
               ----   ----
1st Quarter    3.79%  4.06%
2nd Quarter    3.73   3.91
3rd Quarter    3.88   3.62
4th Quarter    3.92   3.74
Year to Date   3.83   3.82

Unlike short-term interest rates, longer-terms rates remained relatively flat, with ten-year United States Treasury rates beginning and ending the year at about the same level. However, this level was higher than the historic lows experienced during 2002 and 2003 and, consequently, mortgage refinance activity continued its relative slowdown which started during the third and fourth quarter of 2003. Long-term interest rate levels also continued to affect the Corporation's deposit mix as funds from maturing time deposits continued to flow into core demand and savings accounts as customers were reluctant to lock into the relatively low rates being offered on time deposit products.

In a rising rate environment, the Corporation expects improvements in net interest income, as discussed in the "Market Risk" section of Management's Discussion. Increasing long-term rates, however, tend to have a detrimental impact on mortgage loan origination volumes and related mortgage-banking income.

Regulatory Environment - The Corporation is a registered financial holding company and its subsidiary banks are depository institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Corporation and its subsidiaries are subject to various regulations and examinations by bank regulatory authorities, including the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and certain state agencies. The financial services industry has been subjected to heightened scrutiny by bank regulatory authorities in the areas of Bank Secrecy Act compliance and other anti-money laundering rules and regulations. As a result the Corporation has hired additional staff for compliance related activities.

As a publicly traded company, the Corporation is also subject to Securities and Exchange Commission (SEC) regulations, which govern the frequency and content of financial information required to be made available to the public. Recent legislative and regulatory actions of the Federal government have significantly changed financial reporting requirements, primarily as a result of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley). For the 2004 financial statements and footnotes, Sarbanes-Oxley required management to issue a report on the effectiveness of its internal controls over financial reporting. In addition, the Corporation's independent public accountants were required to issue an opinion on management's report and the Corporation's internal controls over financial reporting. These reports can be found after the Consolidated Financial Statements and Notes to Consolidated Financial Statements.

The burden of compliance with the new reporting requirements has been significant for all publicly traded companies, including the Corporation. The cost includes both the time devoted by its employees to complete the documentation and testing of controls and the expense for engaging professionals to assist in the process. In addition, the Corporation experienced a significant increase in independent accountant fees related to the internal controls testing process. See additional information in the "Other Expenses" section of Management's Discussion.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's net income, accounting for approximately 75% of total 2004 revenues, excluding investment securities gains. The ability to manage net interest income over a variety of interest rate and economic environments is important to the success of a financial institution. Growth in net interest income is generally dependent upon balance sheet growth and maintaining or growing the net interest margin. The "Market Risk" section of Management's Discussion beginning on page 25 provides additional information on the policies and procedures used by the Corporation to manage net interest income. The following table summarizes the average balances and interest earned or paid on the Corporation's interest-earning assets and interest-bearing liabilities.

                                                                        Year Ended December 31
                                      -----------------------------------------------------------------------------------------
                                                   2004                          2003                          2002
                                      -----------------------------  ----------------------------  ----------------------------
                                        AVERAGE              YIELD/    Average             Yield/    Average             Yield/
(dollars in thousands)                  BALANCE    INTEREST   RATE     Balance   Interest   Rate     Balance   Interest   Rate
----------------------                -----------  --------  ------  ----------  --------  ------  ----------  --------  ------
ASSETS
Interest-earning assets:
   Loans and leases (1) ............  $ 6,901,452  $396,731   5.75%  $5,589,663  $341,393   6.11%  $5,381,950  $370,318   6.88%
   Taxable inv. securities (2) .....    2,161,195    76,792   3.55    2,170,889    77,450   3.57    1,605,077    84,139   5.24
   Tax-exempt inv. securities (2) ..      264,578     9,553   3.61      266,426    10,436   3.92      229,938     9,835   4.28
   Equity securities (2) ...........      133,870     4,023   3.01      129,584     4,076   3.15      113,422     4,066   3.58
                                      -----------  --------   ----   ----------  --------   ----   ----------  --------   ----
Total investment securities ........    2,559,643    90,368   3.53    2,566,889    91,962   3.58    1,948,437    98,040   5.03
   Short-term investments ..........       97,759     6,544   6.69       47,122     2,176   4.62       27,741       930   3.35
                                      -----------  --------   ----   ----------  --------   ----   ----------  --------   ----
Total interest-earning assets ......    9,558,854   493,643   5.16    8,203,684   435,531   5.31    7,358,128   469,288   6.38
Non-interest-earning assets:
   Cash and due from banks .........      316,170                       279,980                       253,503
   Premises and equipment ..........      128,902                       123,172                       123,658
   Other assets (2) ................      425,825                       271,758                       239,339
   Less: Allowance for
      loan losses ..................      (84,983)                      (75,309)                      (73,230)
                                      -----------                    ----------                    ----------
      Total Assets .................  $10,344,768                    $8,803,285                    $7,901,398
                                      ===========                    ==========                    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Demand deposits .................  $ 1,364,953  $  7,201   0.53%  $1,158,333  $  6,011   0.52%  $  910,934  $  6,671   0.73%
   Savings deposits ................    1,846,503    11,928   0.65    1,655,325    10,770   0.65    1,516,832    16,453   1.08
   Time deposits ...................    2,693,414    70,650   2.62    2,496,234    77,417   3.10    2,579,441   102,270   3.96
                                      -----------  --------   ----   ----------  --------   ----   ----------  --------   ----
Total interest-bearing deposits ....    5,904,870    89,779   1.52    5,309,892    94,198   1.77    5,007,207   125,394   2.50
   Short-term borrowings ...........    1,238,073    15,182   1.23      738,527     7,373   1.00      434,402     6,598   1.52
   Long-term debt ..................      637,654    31,033   4.87      566,437    29,523   5.21      476,415    26,227   5.51
                                      -----------  --------   ----   ----------  --------   ----   ----------  --------   ----
Total interest-bearing
   liabilities .....................    7,780,597   135,994   1.75    6,614,856   131,094   1.98    5,918,024   158,219   2.67
Noninterest-bearing liabilities:
   Demand deposits .................    1,380,264                     1,195,479                     1,045,460
   Other ...........................      114,003                        97,334                        98,803
                                      -----------                    ----------                    ----------
      Total Liabilities ............    9,274,864                     7,907,669                     7,062,287
Shareholders' equity ...............    1,069,904                       895,616                       839,111
                                      -----------                    ----------                    ----------
      Total Liabs. and Equity ......  $10,344,768                    $8,803,285                    $7,901,398
                                      ===========                    ==========                    ==========
Net interest income ................                357,649                       304,437                       311,069
Net yield on earning assets ........                          3.74                          3.71                          4.23
Tax equivalent adjustment (3) ......                  9,176                         9,698                         9,193
                                                   --------   ----               --------   ----               --------   ----
Net interest margin ................               $366,825   3.83%              $314,135   3.82%              $320,262   4.35%
                                                   ========   ====               ========   ====               ========   ====

----------
(1)  Includes non-performing loans.

(2) Balances include amortized historical cost for available for sale securities. The related unrealized holding gains (losses) are included in other assets.

(3) Based on marginal Federal income tax rate and statutory interest expense disallowances.

The following table sets forth a summary of changes in interest income and interest expense resulting from changes in volumes (average balances) and changes in rates:

                                                       2004 VS. 2003                  2003 vs. 2002
                                                  INCREASE (DECREASE) DUE        Increase (decrease) due
                                                       TO CHANGE IN                    To change in
                                               ----------------------------   -----------------------------
                                                VOLUME     RATE       NET      Volume     Rate        Net
                                               -------   --------   -------   -------   --------   --------
                                                                      (in thousands)
Interest income on:
   Loans and leases ........................   $76,352   $(21,014)  $55,338   $14,292   $(43,217)  $(28,925)
   Taxable investment securities ...........      (345)      (313)     (658)   29,660    (36,349)    (6,689)
   Tax-exempt investment securities ........       (72)      (811)     (883)    1,561       (960)       601
   Equity securities .......................       132       (185)      (53)      579       (569)        10
   Short-term investments ..................     3,080      1,288     4,368       650        596      1,246
                                               -------   --------   -------   -------   --------   --------
      Total interest-earning assets ........   $79,147   $(21,035)  $58,112   $46,742   $(80,499)  $(33,757)
                                               =======   ========   =======   =======   ========   ========
Interest expense on:
   Demand deposits .........................   $ 1,088   $    102   $ 1,190   $ 1,812   $ (2,472)  $   (660)
   Savings deposits ........................     1,236        (78)    1,158     1,502     (7,185)    (5,683)
   Time deposits ...........................     5,796    (12,563)   (6,767)   (3,299)   (21,554)   (24,853)
   Short-term borrowings ...................     5,839      1,970     7,809     4,619     (3,844)       775
   Long-term debt ..........................     3,551     (2,041)    1,510     4,956     (1,660)     3,296
                                               -------   --------   -------   -------   --------   --------
      Total interest-bearing liabilities ...   $17,510   $(12,610)  $ 4,900   $ 9,590   $(36,715)  $(27,125)
                                               =======   ========   =======   =======   ========   ========

----------
Note: Changes which are partly attributable to rate and volume are allocated based on the proportion of the direct changes attributable to rate and volume.

2004 vs. 2003

Net interest income increased $53.2 million, or 17.5%, from $304.4 million in 2003 to $357.6 million in 2004, primarily as a result of earning asset growth as the Corporation's net interest margin for the year was relatively constant at 3.83% for 2004 compared to 3.82% for 2003.

Average earning assets grew 16.5%, from $8.2 billion in 2003 to $9.6 billion in 2004. The Acquisitions contributed approximately $900 million to this increase in average balances. Interest income increased $58.1 million, or 13.3%, mainly as a result of the 16.5% increase in average earning assets, which resulted in a $79.1 million increase in interest income. This increase was partially offset by the $21.0 million decrease in interest income that resulted from the decline in the average yield earned. This reflects the impact of customers favoring floating rate loans which tend to carry lower interest rates than fixed rate products.

The increase in average interest-earning assets was due to loan growth, both internal and through acquisitions, as investment balances remained relatively flat. Average loans increased by $1.3 billion, or 23.5%, to $6.9 billion in 2004. The following table presents the growth in average loans, by type:

                                                                       Increase (decrease)
                                                                       -------------------
                                                2004         2003           $         %
                                             ----------   ----------   ----------   -----
                                                        (dollars in thousands)
Commercial - industrial and financial ....   $1,769,801   $1,519,609   $  250,192    16.5%
Commercial - agricultural ................      330,269      197,381      132,888    67.3
Real estate - commercial mortgage ........    2,205,025    1,724,635      480,390    27.9
Real estate - commercial construction ....      304,845      228,833       76,012    33.2
Real estate - residential mortgage .......      509,593      497,095       12,498     2.5
Real estate - residential construction ...      205,581       46,692      158,889   340.3
Real estate - home equity ................      988,454      772,020      216,434    28.0
Consumer .................................      517,138      531,384      (14,246)   (2.7)
Leasing and other ........................       70,746       72,014       (1,268)   (1.8)
                                             ----------   ----------   ----------   -----
   Total .................................   $6,901,452   $5,589,663   $1,311,789    23.5%
                                             ==========   ==========   ==========   =====

The Acquisitions contributed approximately $675.6 million to this increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                               2004       2003     Increase
                                             --------   --------   --------
                                                     (in thousands)
Commercial - industrial and financial ....   $139,169   $ 25,048   $114,121
Commercial - agricultural ................        520         --        520
Real estate - commercial mortgage ........    382,500    111,219    271,281
Real estate - commercial construction ....     63,566      4,836     58,730
Real estate - residential mortgage .......     54,761        457     54,304
Real estate - residential construction ...    155,687         --    155,687
Real estate - home equity ................     13,042        822     12,220
Consumer .................................      2,770        271      2,499
Leasing and other ........................      5,864       (408)     6,272
                                             --------   --------   --------
   Total .................................   $817,879   $142,245   $675,634
                                             ========   ========   ========

The following table presents the growth in average loans, by type, excluding the average balances contributed by the Acquisitions:

                                                                       Increase (decrease)
                                                                       -------------------
                                                2004         2003           $        %
                                             ----------   ----------    --------   -----
                                                         (dollars in thousands)
Commercial - industrial and financial ....   $1,630,632   $1,494,561    $136,071     9.1%
Commercial - agricultural ................      329,749      197,381     132,368    67.1
Real estate - commercial mortgage ........    1,822,525    1,613,416     209,109    13.0
Real estate - commercial construction ....      241,279      223,997      17,282     7.7
Real estate - residential mortgage .......      454,832      496,638     (41,806)   (8.4)
Real estate - residential construction ...       49,894       46,692       3,202     6.9
Real estate - home equity ................      975,412      771,198     204,214    26.5
Consumer .................................      514,368      531,113     (16,745)   (3.2)
Leasing and other ........................       64,882       72,422      (7,540)  (10.4)
                                             ----------   ----------    --------   -----
   Total .................................   $6,083,573   $5,447,418    $636,155    11.7%
                                             ==========   ==========    ========   =====

Loan growth continued to be strong in the commercial and commercial mortgage categories. The growth shown in the commercial - agricultural category reflects the agricultural loan portfolio purchased in December 2003. The reduction in mortgage loan balances was due to customer refinance activity that occurred during 2003. The Corporation generally sells newly originated fixed rate mortgages in the secondary market to promote liquidity and manage interest rate risk. Home equity loans increased significantly due to promotional efforts and customers using home equity loans as a cost-effective refinance alternative and as a preferred type of consumer loan. Consumer loans decreased, reflecting customers' repayment of these loans with tax-advantaged residential mortgage or home equity loans. In addition, the indirect finance market remains extremely competitive with the participation of vehicle manufacturers.

The average yield on loans during 2004 was 5.75%, a 36 basis point, or 5.9%, decline from 2003. Much of the recent loan growth has been experienced in the floating rate categories that tend to carry lower interest rates than fixed-rate products.

Average investments decreased slightly during 2004, however, without the impact of the Acquisitions, the investment balances would have decreased $165.9 million, or 6.6%. The Corporation's investment balances had increased over the last few years due to both significant deposit growth and the use of limited strategies to manage the Corporation's gap position and to take advantage of low short-term borrowing rates. During 2004, the Corporation did not reinvest a significant portion of investment maturities in order to minimize interest rate risk in expectation of a rising rate environment and to help fund loan growth.

The average yield on investment securities declined slightly from 3.58% in 2003 to 3.53% in 2004. Premium amortization, which is accounted for as a reduction of interest income, was $20.0 million in 2003 compared to $10.5 million in 2004. The benefit from the lower premium amortization was offset by the reduction in stated yields experienced throughout 2004.

Interest expense increased $4.9 million, or 3.7%, to $136.0 million in 2004 from $131.1 million in 2003, mainly as a result of $1.2 billion increase in average interest-bearing liabilities, which included approximately $800 million added by the Acquisitions. The increase in average interest-bearing liabilities resulted in an increase in interest expense of $17.5 million during 2004. This increase was partially offset by a $12.6 million decrease due to the 23 basis point decrease in the cost of total interest-bearing liabilities. The cost of interest-bearing deposits declined 25 basis points, or 14.1%, from 1.77% in 2003 to 1.52% in 2004. This reduction was due to both the impact of declining short-term interest rates in the first half of 2003 and the continuing shift in the composition of deposits from higher-rate time deposits to lower-rate demand and savings deposits. Customers continued to exhibit an unwillingness to invest in certificates of deposit at the rates available, instead keeping their funds in demand and savings products.

The following table presents the growth in average deposits, by type:

                                                               Increase
                                                           ---------------
                                    2004         2003          $        %
                                 ----------   ----------   --------   ----
                                           (dollars in thousands)
Noninterest-bearing demand ...   $1,380,264   $1,195,479   $184,785   15.5%
Interest-bearing demand ......    1,364,953    1,158,333    206,620   17.8
Savings/money market .........    1,846,503    1,655,325    191,178   11.5
Time deposits ................    2,693,414    2,496,234    197,180    7.9
                                 ----------   ----------   --------   ----
   Total .....................   $7,285,134   $6,505,371   $779,763   12.0%
                                 ==========   ==========   ========   ====

The Acquisitions accounted for approximately $595.4 million of the increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                   2004       2003     Increase
                                 --------   --------   --------
                                         (in thousands)
Noninterest-bearing demand....   $ 64,683   $ 14,454   $ 50,229
Interest-bearing demand.......    126,569     45,099     81,470
Savings/money market..........    103,797     33,522     70,275
Time deposits.................    470,733     77,337    393,396
                                 --------   --------   --------
   Total......................   $765,782   $170,412   $595,370
                                 ========   ========   ========

The following table presents the growth in average deposits, by type, excluding the contribution of the Acquisitions:

                                                           Increase (decrease)
                                                           -------------------
                                    2004         2003           $         %
                                 ----------   ----------    ---------   ----
                                             (dollars in thousands)
Noninterest-bearing demand....   $1,315,581   $1,181,025    $ 134,556   11.4%
Interest-bearing demand.......    1,238,384    1,113,234      125,150   11.2
Savings/money market..........    1,742,706    1,621,803      120,903    7.5
Time deposits.................    2,222,681    2,418,897     (196,216)  (8.1)
                                 ----------   ----------    ---------   ----
   Total......................   $6,519,352   $6,334,959    $ 184,393    2.9%
                                 ==========   ==========    =========   ====

Average borrowings increased significantly during 2004, with average short-term borrowings increasing $499.5 million, or 67.6%, to $1.2 billion, and average long-term debt increasing $71.2 million, or 12.6%, to $637.7 million. The Acquisitions added $174.6 million to the short-term borrowings increase and $83.6 million to the long-term debt increase. The additional increase in short-term borrowings resulted primarily from certain limited strategies employed during 2003 to manage the Corporation's gap position and to take advantage of low short-term borrowing rates. In addition, customer cash management accounts, which are included in short-term borrowings, grew $54.9 million, or 15.6%, to an average of $406.2 million in 2004.

2003 vs. 2002

Net interest income decreased $6.6 million, or 2.1%, from $311.1 million in 2002 to $304.4 million in 2003. While average earning assets grew 11.5%, from $7.4 billion in 2002 to $8.2 billion in 2003, the net interest margin declined 12.2%, or 53 basis points, from 4.35% in 2002 to 3.82% in 2003 as a result of the interest rate environment. During 2003, yields earned on assets decreased further than rates paid on liabilities.

Interest income decreased $33.8 million, or 7.2%, mainly as a result of the 107 basis point decrease in the average yield on earning assets. Average yields decreased during 2003 due both to the general decrease in short-term interest rates as well as the shift in earning assets, on a percentage basis, from higher yielding loans to generally lower yielding investment securities. The decrease of $80.5 million as a result of rates was partially offset by a $46.7 million increase due to average earning asset growth.

Average loans increased $207.7 million, or 3.9%, to $5.6 billion in 2003. Loan growth was particularly strong in the commercial and commercial mortgage categories. Even factoring out the loans acquired in the Premier acquisition, these categories both grew approximately 8.0%. The significant reduction in mortgage loan balances was due to customer refinance activity that continued at a high rate through much of the year. The Corporation generally sells newly originated fixed rate mortgages in the secondary market to promote liquidity and manage interest rate risk. Home equity loans increased significantly due to promotional efforts and customers using home equity loans as a cost-effective refinance alternative. Consumer loans decreased, reflecting customers' repayment of these loans with tax-advantaged residential mortgage or home equity loans. In addition, many vehicle manufacturers continued to offer attractive financing rates, with which the Corporation chose not to compete.

The average yield on loans during 2003 was 6.11%, a 77 basis point, or 11.2%, decline from 2002. This reflects the 55 basis point reduction in the Corporation's average prime lending rate from 4.68% in 2002 to 4.13% in 2003, as well as higher than normal prepayments received on fixed rate commercial and commercial mortgage loans.

Average investment securities increased $618.5 million, or 31.7%, during 2003. The increase was attributable primarily to deposit growth exceeding loan growth. Total average deposit growth of $452.7 million exceeded average loan growth by $245.0 million during 2003. In addition, the Corporation employed certain limited strategies to manage the Corporation's gap position and to take advantage of low short-term borrowing rates. Most of the growth in investment securities was in mortgage-backed securities, which increased by $553.2 million, or 38.1%.

The average yield on investment securities declined significantly from 5.03% in 2002 to 3.58% in 2003. This 28.8% decrease was due to both the relatively short maturity of the portfolio as well as the high prepayment levels experienced on mortgage-backed securities. During 2003 and 2002, most mortgage-backed securities were being purchased at premiums. As longer-term interest rates continued to fall through the first half of 2003, the prepayments on these securities exceeded expected levels. Prepayments negatively impact yields through the acceleration of premium amortization expense, which is accounted for as a reduction of interest income. Premium amortization was $20.0 million in 2003 compared to $5.7 million in 2002. Approximately $17.3 million of premium amortization during 2003 was accelerated amortization.

Interest expense decreased $27.1 million, or 17.1%, to $131.1 million in 2003 from $158.2 million in 2002, mainly as a result of the 69 basis point decrease in the cost of total interest-bearing liabilities. This decrease in cost resulted in a $36.7 million decrease in interest expense, which was partially offset by a $9.6 million increase in interest expense due to average balance growth. The cost of interest-bearing deposits declined 73 basis points, or 29.2%, from 2.50% in 2002 to 1.77% in 2003. This reduction was due to both the impact of declining short-term interest rates and the continuing shift in the composition of deposits from higher-rate time deposits to lower-rate demand and savings deposits. Customers continued to exhibit an unwillingness to invest in certificates of deposit at the rates available, instead keeping their funds in demand and savings products.

The acquisition of Premier added $187.4 million to the total average balance of deposits in 2003. If those balances were factored out, the deposit categories would show the following increases (decreases) - noninterest-bearing demand, 12.9%, interest-bearing demand, 21.6%, savings/money market, 6.7%, and time deposits, (6.5)%.

Average short-term borrowings increased $304.1 million, or 70.0%, to $738.5 million in 2003, while average long-term debt increased $90.0 million, or 18.9%, to $566.4 million in 2003. The increase in short-term borrowings resulted primarily from certain limited strategies to manage the Corporation's gap position and to take advantage of low short-term borrowing rates. In addition, customer cash management accounts, which are included in short-term borrowings, grew $53.8 million, or 18.1%, to reach $351.3 million in 2003.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Corporation accounts for the credit risk associated with lending activities through its allowance and provision for loan losses. The provision is the expense recognized in the income statement to adjust the allowance to its proper balance, as determined through the application of the Corporation's allowance methodology procedures. These procedures include the evaluation of the risk characteristics of the portfolio and documentation in accordance with the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" (SAB 102). See "Critical Accounting Policies" on page 23 for a discussion of the Corporation's allowance for loan loss evaluation methodology.

A summary of the Corporation's loan loss experience follows:

                                                                   Year Ended December 31
                                               --------------------------------------------------------------
                                                  2004         2003         2002         2001         2000
                                               ----------   ----------   ----------   ----------   ----------
                                                                   (dollars in thousands)
Loans outstanding at end of year ...........   $7,584,547   $6,159,994   $5,317,068   $5,373,020   $5,374,659
                                               ==========   ==========   ==========   ==========   ==========
Daily average balance of loans and leases ..   $6,901,452   $5,589,663   $5,381,950   $5,341,497   $5,131,651
                                               ==========   ==========   ==========   ==========   ==========
Balance of allowance for loan losses
   at beginning of year ....................   $   77,700   $   71,920   $   71,872   $   65,640   $   61,538
Loans charged-off:
   Commercial, financial and agricultural ..        3,482        6,604        7,203        6,296        9,242
   Real estate - mortgage ..................        1,466        1,476        2,204          767        1,922
   Consumer ................................        3,476        4,497        5,587        6,683        6,911
   Leasing and other .......................          453          651          676          529          282
                                               ----------   ----------   ----------   ----------   ----------
   Total loans charged-off .................        8,877       13,228       15,670       14,275       18,357
                                               ----------   ----------   ----------   ----------   ----------
Recoveries of loans previously charged-off:
   Commercial, financial and agricultural ..        2,042        1,210          842          703        1,518
   Real estate - mortgage ..................          906          711          669          364          541
   Consumer ................................        1,496        1,811        2,251        2,683        2,724
   Leasing and other .......................           76           97           56           87           19
                                               ----------   ----------   ----------   ----------   ----------
   Total recoveries ........................        4,520        3,829        3,818        3,837        4,802
                                               ----------   ----------   ----------   ----------   ----------
Net loans charged-off ......................        4,357        9,399       11,852       10,438       13,555
Provision for loan losses ..................        4,717        9,705       11,900       14,585       15,024
Allowance purchased ........................       11,567        5,474           --        2,085        2,633
                                               ----------   ----------   ----------   ----------   ----------
Balance at end of year .....................   $   89,627   $   77,700   $   71,920   $   71,872   $   65,640
                                               ==========   ==========   ==========   ==========   ==========
Selected Asset Quality Ratios:
Net charge-offs to average loans ...........         0.06%        0.17%        0.22%        0.20%        0.26%
Allowance for loan losses to loans
   outstanding at end of year ..............         1.18%        1.26%        1.35%        1.34%        1.22%
Non-performing assets (1) to total assets ..         0.30%        0.33%        0.47%        0.44%        0.41%
Non-accrual loans to total loans ...........         0.30%        0.36%        0.45%        0.42%        0.41%

----------
(1)  Includes accruing loans past due 90 days or more.

The following table presents the aggregate amount of non-accrual and past due loans and other real estate owned (3):

                                                               December 31
                                             -----------------------------------------------
                                               2004      2003      2002      2001      2000
                                             -------   -------   -------   -------   -------
                                                              (in thousands)
Non-accrual loans (1) (2) ................   $22,574   $22,422   $24,090   $22,794   $21,790
Accruing loans past due 90 days or more ..     8,318     9,609    14,095     9,368     7,135
Other real estate ........................     2,209       585       938     1,817     1,035
                                             -------   -------   -------   -------   -------
   Totals ................................   $33,101   $32,616   $39,123   $33,979   $29,960
                                             =======   =======   =======   =======   =======

----------
(1) As of December 31, 2004, the additional interest income that would have been recorded during 2004 if nonaccrual loans had been current in accordance with their original terms was approximately $1.5 million. The amount of interest income on nonaccrual loans that was included in 2004 income was approximately $2.8 million.

(2) Accrual of interest is generally discontinued when a loan becomes 90 days past due as to principal and interest. When interest accruals are discontinued, interest credited to income is reversed. Nonaccrual loans are restored to accrual status when all delinquent principal and interest becomes current or the loan is considered secured and in the process of collection. Certain loans, primarily residential mortgages, that are determined to be sufficiently collateralized may continue to accrue interest after reaching 90 days past due.

(3) Excluded from the amounts presented at December 31, 2004 are $124.0 million in loans where possible credit problems of borrowers have caused management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms. These loans are considered to be impaired under Statement 114, but continue to pay according to their contractual terms and are therefore not included in non-performing loans. Nonaccrual loans include $6.6 million of impaired loans.

The following table summarizes the allocation of the allowance for loan losses by loan type:

                                                                      December 31
                        -------------------------------------------------------------------------------------------------------
                                2004                 2003                 2002                 2001                 2000
                        -------------------  -------------------  -------------------  -------------------  -------------------
                                                                 (dollars in thousands)
                                     % OF                 % of                 % of                 % of                 % of
                                   LOANS IN             Loans in             Loans in             Loans in             Loans in
                                     EACH                 Each                 Each                 Each                 Each
                        ALLOWANCE  CATEGORY  Allowance  Category  Allowance  Category  Allowance  Category  Allowance  Category
                        ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------
Comm'l, financial
   & agriculture .....   $43,207     29.9%    $34,247     31.6%    $33,130     31.6%    $22,531     27.8%    $21,193     25.8%
Real estate -
   mortgage ..........    19,784     62.5      14,471     58.8      13,099     56.8      19,018     58.9      14,940     59.1
Consumer, leasing
   & other ...........    16,289      7.6      16,279      9.6      14,178     11.6      10,855     13.3      10,772     15.1
Unallocated ..........    10,347       --      12,703       --      11,513       --      19,468       --      18,735       --
                         -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
   Totals ............   $89,627    100.0%    $77,700    100.0%    $71,920    100.0%    $71,872    100.0%    $65,640    100.0%
                         =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

Over the past several years, the procedures used by the banking industry to evaluate the allowance for loan losses have received increased attention from the SEC, regulatory bodies and the accounting industry. These groups have attempted to reconcile the accounting theory of reserving for loan losses, which requires that the allowance represent management's estimate of the losses inherent in the loan portfolio as of the balance sheet date, with the regulatory goals of safety and soundness.

While the resulting guidance provided by these groups has not changed the accounting, it has focused on clarifying the application of existing accounting pronouncements and improving documentation. As with others in the industry, the Corporation has used this guidance to improve its process and its documentation. The unallocated allowance for loan losses, as shown in the preceding table, decreased from 16% at December 31, 2003 to 12% at December 31, 2004. The Corporation continues to monitor its allowance methodology to ensure compliance with both regulatory and accounting industry policies.

The provision for loan losses decreased $5.0 million from $9.7 million in 2003 to $4.7 million in 2004, after decreasing $2.2 million in 2003. These decreases reflect the continued improvement in the Corporation's asset quality reflected in both lower net charge-offs and lower non-performing assets ratios. Net charge-offs as a percentage of average loans were 0.06% in 2004, an eleven basis point improvement over 0.17% in 2003, which was a five basis point decrease from 2002. Non-performing assets as a percentage of total assets decreased slightly from 0.33% at December 31, 2003 to 0.30% at December 31, 2004, after decreasing 14 basis points in 2003. The declines in both ratios reflect the improving quality of the Corporation's portfolio during the years.

The provision for loan losses in 2004 resulted from the Corporation's allowance allocation procedures. The continued growth of the Corporation's commercial loan and commercial mortgage portfolios, which are inherently more risky than other loan types, is a trend which would indicate the need for a higher allowance balance. Offsetting these trends were the improvements in the quality of the Corporation's portfolio, as evidenced by its improving asset quality measures over the past several years. The net result of the Corporation's allowance allocation procedures was a provision for loan losses that was $5.0 million less than 2003 and was comparable to total net charge-offs for the year. Management believes that the allowance balance of $89.6 million at December 31, 2004 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

OTHER INCOME

The following table presents the components of other income for each of the past three years:

                                                2004       2003       2002
                                              --------   --------   --------
                                                      (in thousands)
Investment management and trust services ..   $ 34,817   $ 33,898   $ 29,114
Service charges on deposit accounts .......     39,451     38,500     37,502
Other service charges and fees ............     20,494     18,860     17,743
Gain on sale of mortgage loans ............     19,262     18,965     13,941
Investment securities gains ...............     17,712     19,853      8,992
Other .....................................      7,128      4,294      6,720
                                              --------   --------   --------
   Total ..................................   $138,864   $134,370   $114,012
                                              ========   ========   ========

Total other income increased $4.5 million, or 3.3%, from $134.4 million in 2003 to $138.9 million in 2004, after increasing $20.4 million, or 17.9%, from $114.0 million in 2002. Excluding investment securities gains, other income increased $6.6 million, or 5.8%, in 2004 and $9.5 million, or 9.0%, in 2003. While the acquisition of Premier did not have a significant impact on other income growth during 2003 and 2004, the acquisition of Resource Bank contributed $14.4 million to total other income in 2004.

Investment management and trust services income grew $919,000, or 2.7%, in 2004 and $4.8 million, or 16.4%, in 2003. Trust commission income was relatively flat in 2004 after increasing $1.5 million, or 8.3%, in 2003 as improvements in the equity markets increased values of assets under management. Brokerage revenue increased $974,000, or 8.3%, in 2004 and $3.0 million, or 33.8%, in 2003 as a result of the performance of the equity markets and increased annuity sales.

Total service charges on deposit accounts increased $951,000, or 2.5%, in 2004 and $1.0 million, or 2.7%, in 2003. Overdraft fees increased $1.2 million, or 7.5%, in 2004 (including $175,000 due to the Acquisitions) and $407,000, or 2.7%, in 2003 (including $46,000 due to the Acquisitions). Cash management fees increased $50,000, or 0.7%, in 2004 and $260,000, or 3.6%, in 2003. The low
interest rate environment has made cash management services less attractive for smaller business customers.

Other service charges and fees increased $1.6 million, or 8.7%, in 2004 (including $280,000 due to the Acquisitions) and $1.1 million, or 6.3%, in 2003 (including $53,000 due to the Acquisitions). The increase in both years was driven by growth in letter of credit fees, merchant fees and debit card fees. Letter of credit fees increased $245,000, or 7.2% in 2004 and $889,000, or 35.1%, in 2003, and merchant fees increased $372,000, or 8.2%, in 2004 and $491,000, or 12.2%, in 2003, all as a result of an increased focus on growing these business lines. Debit card fees increased $549,000, or 10.7%, in 2004 (including $55,000 due to the Acquisitions) and $122,000, or 2.4%, in 2003 (including $19,000 due to the Acquisitions). While the earnings rate on debit card transactions has decreased, the Corporation has seen an increase in transaction volume.

Gains on sales of mortgage loans increased $297,000, or 1.6%, in 2004 after increasing $5.0 million, or 36.0%, in 2003 and $4.4 million, or 45.6% in 2002. Resource Bank contributed $11.1 million to the 2004 amount and without that amount, this category would show a $10.8 million, or 57.0%, decrease. The decrease in the current year was expected based on the increase in interest rates from their historic lows and the resulting reduction in the level of mortgage refinancing activity.

Investment securities gains decreased $2.1 million, or 10.8%, in 2004 after increasing $10.9 million, or 120.8%, in 2003. Investment securities gains included realized gains on the sale of equity securities of $14.8 million and $17.3 million in 2004 and 2003, respectively, reflecting the general improvement in the equity markets and bank stocks in particular, and $3.1 million and $5.9 million in 2004 and 2003, respectively, on the sale of debt securities, which were generally sold to take advantage of the interest rate environment. These gains were offset by write-downs of $137,000 in 2004 and $3.3 million in 2003 for specific equity securities deemed to exhibit other than temporary impairment in value. As of December 31, 2004, the impaired securities still being held in the portfolio had recovered approximately $1.4 million of the original write-down amount.

Other income increased $2.8 million, or 66.0%, in 2004 after decreasing $2.4 million, or 36.1%, in 2003. The increase in 2004 is entirely due to the acquisition of Resource Bank, which generated significant fee income from its mortgage-related business. The decrease in 2003 resulted from the reversal of $848,000 of negative goodwill in 2002 and a decrease in mortgage loan servicing income as the amortization of mortgage servicing rights increased.

OTHER EXPENSES

The following table presents the components of other expenses for each of the past three years:

                                      2004       2003       2002
                                    --------   --------   --------
                                            (in thousands)
Salaries and employee benefits ..   $166,026   $138,094   $129,865
Net occupancy expense ...........     23,813     19,896     17,705
Equipment expense ...............     10,769     10,505     11,295
Data processing .................     11,430     11,532     11,968
Advertising .....................      6,943      6,039      6,525
Intangible amortization .........      4,726      2,059      1,838
Other ...........................     53,808     45,526     46,850
                                    --------   --------   --------
   Total ........................   $277,515   $233,651   $226,046
                                    ========   ========   ========

Total other expenses increased $43.9 million, or 18.8%, in 2004 (including $30.0 million due to the Acquisitions) and $7.6 million, or 3.4% in 2003 (including $4.8 million due to the Acquisitions).

The following table presents the amounts included in the above totals which were contributed by the Acquisitions:

                                      2004     2003
                                    -------   ------
                                     (in thousands)
Salaries and employee benefits ..   $18,523   $2,121
Net occupancy expense ...........     2,923      378
Equipment expense ...............     1,426      138
Data processing .................       936      387
Advertising .....................     1,028       48
Intangible amortization .........     1,504      570
Other ...........................     8,549    1,183
                                    -------   ------
   Total ........................   $34,889   $4,825
                                    =======   ======

The following table presents the components of other expenses for each of the past three years, excluding the amounts contributed by the Acquisitions:

                                      2004       2003       2002
                                    --------   --------   --------
                                            (in thousands)
Salaries and employee benefits ..   $147,503   $135,973   $129,865
Net occupancy expense ...........     20,890     19,518     17,705
Equipment expense ...............      9,343     10,367     11,295
Data processing .................     10,494     11,145     11,968
Advertising .....................      5,915      5,991      6,525
Intangible amortization .........      3,222      1,489      1,838
Other ...........................     45,259     44,343     46,850
                                    --------   --------   --------
   Total ........................   $242,626   $228,826   $226,046
                                    ========   ========   ========

The discussion that follows addresses changes in other expenses, excluding the Acquisitions.

Salaries and employee benefits increased $11.5 million, or 8.5%, in 2004 and $6.1 million, or 4.7%, in 2003. The salary expense component increased $6.4 million, or 5.7%, in 2004 and $4.4 million, or 4.1%, in 2003, driven by salary increases for existing employees, as total average full-time equivalent employees remained relatively consistent at approximately 2,900. In 2004, stock-based compensation expense increased $1.8 million, or 86.4%, as the Corporation granted more stock options to employees. See Note M, "Stock-Based Compensation Plans and Shareholders' Equity" in the Notes to Consolidated Financial Statements. In 2003, an increase in commission expense related to brokerage business also contributed to the increase in salary expense. Employee benefits increased $5.1 million, or 21.7%, in 2004 and $1.7 million, or 7.9%, in 2003 driven mainly by continued increases in healthcare costs and retirement plan expenses. See additional discussion of the Corporations defined benefit pension plan in Note L, "Employee Benefit Plans", in the Notes to Consolidated Financial Statements.

Net occupancy expense increased $1.4 million, or 7.0%, to $20.9 million in 2004 after increasing $1.8 million, or 10.2%, in 2003. The increases resulted from the expansion of the branch network and the addition of new office space for existing affiliates. Equipment expense decreased $1.0 million, or 9.9%, in 2004 after decreasing $928,000, or 8.2%, in 2003. The decrease in both years was due to lower depreciation expense as certain equipment became fully depreciated.

Data processing expense decreased $651,000, or 5.8%, in 2004 after decreasing $823,000, or 6.9%, in 2003. The Corporation has been successful over the past few years in renegotiating key processing contracts with certain vendors.

Advertising expense decreased $76,000, or 1.3%, in 2004 after decreasing $534,000, or 8.2%, in 2003. The Corporation had made a conscious decision to control advertising spending in both 2004 and 2003.

Intangible amortization increased $1.7 million, or 116.4%, in 2004 after decreasing $349,000, or 19.0%, in 2003. Intangible amortization consists of the amortization of unidentifiable intangible assets related to branch and loan acquisitions, core deposit intangible assets, and other identified intangible assets. The increase in 2004 primarily represents the amortization of intangible assets related to the acquisition of an agriculture loan portfolio in December 2003. The decrease in 2003 resulted from an accelerated amortization schedule in connection with a prior branch acquisition.

Other expense increased $916,000, or 2.1%, in 2004 after decreasing $2.5 million, or 5.4%, in 2003. The Corporation's costs increased as a result of complying with the provisions of the Sarbanes-Oxley Act of 2002. These costs were realized in external audit fees, which increased from $363,000 in 2003 to $1.6 million in 2004 as well as an additional $400,000 in consulting expense during 2004. These cost increases were offset by reductions in operating risk loss, other real estate expenses and legal fees. In 2003, many categories of costs decreased including operating risk loss, legal fees and non-income taxes. Additionally, there were amounts accrued for leasing residual value losses and severance in 2002 that did not recur in 2003.

INCOME TAXES

Income taxes increased $5.6 million, or 9.5%, in 2004 and $2.9 million, or 5.2%, in 2003. The Corporation's effective tax rate (income taxes divided by income before income taxes) remained fairly stable at 30.2%, 30.2% and 30.0% in 2004, 2003 and 2002, respectively. In general, the variances from the 35% Federal statutory rate consisted of tax-exempt interest income and investments in low and moderate income housing partnerships, which generate Federal tax credits. Net credits were $4.5 million, $4.0 million and $4.0 million in 2004, 2003 and 2002, respectively.

For additional information regarding income taxes, see Note K, "Income Taxes" in the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

Total assets increased $1.4 billion, or 14.2%, to $11.2 billion at December 31, 2004. Excluding the Resource and First Washington acquisitions (the 2004 Acquisitions), total assets decreased $235.9 million, or 2.4%. During 2004, maturing investment securities were not reinvested, instead paying off short-term borrowings and funding loan growth, in expectation of continued increases in short-term interest rates. Total loans increased $1.4 billion, or 23.2% ($552.0 million, or 9.1%, excluding the 2004 Acquisitions), while total investments decreased $477.3 million, or 16.3% ($808.8 million, or 27.6%, excluding the 2004 Acquisitions). Total deposits increased $1.1 billion, or 16.9%, to $7.9 billion at December 31, 2004, with $1.0 billion of the increase attributable to the 2004 Acquisitions.

The table below presents a condensed ending balance sheet for the Corporation, adjusted for the balances recorded for the 2004 Acquisitions, in comparison to 2003 ending balances.

                                                                                                             Increase
                                                                2004                          2003        (decrease) (3)
                                             ------------------------------------------   -----------   -----------------
                                                 FULTON                        FULTON
                                               FINANCIAL         2004        FINANCIAL       Fulton
                                              CORPORATION    ACQUISITIONS   CORPORATION    Financial
                                             (AS REPORTED)        (1)           (2)       Corporation       $         %
                                             -------------   ------------   -----------   -----------   ---------   -----
                                                                        (dollars in thousands)
ASSETS:
   Cash and due from banks ...............    $   278,065     $   26,320     $  251,745    $  300,966   $ (49,221)  (16.4)%
   Other earning assets ..................        195,560        117,487         78,073        37,320      40,753   109.2
   Investment securities .................      2,449,859        331,541      2,118,318     2,927,150    (808,832)  (27.6)
   Loans, net allowance ..................      7,494,920        860,638      6,634,282     6,082,294     551,988     9.1
   Premises and equipment ................        146,911         22,382        124,529       120,777       3,752     3.1
   Goodwill and intangible assets ........        389,322        239,112        150,210       144,796       5,414     3.7
   Other assets ..........................        205,511         29,948        175,563       155,366      20,197    13.0
                                              -----------     ----------     ----------    ----------   ---------   -----
      Total Assets .......................    $11,160,148     $1,627,428     $9,532,720    $9,768,669   $(235,949)   (2.4)%
                                              ===========     ==========     ==========    ==========   =========   =====

LIABILITIES AND SHAREHOLDERS' EQUITY:
   Deposits ..............................    $ 7,895,524     $1,024,863     $6,870,661    $6,751,783   $ 118,878     1.8%
   Short-term borrowings .................      1,194,524        127,755      1,066,769     1,396,711    (329,942)  (23.6)
   Long-term debt ........................        684,236        134,015        550,221       568,730     (18,509)   (3.3)
   Other liabilities .....................        141,777         19,268        122,509       103,128      19,381    18.8
                                              -----------     ----------     ----------    ----------   ---------   -----
      Total Liabilities ..................      9,916,061      1,305,901      8,610,160     8,820,352    (210,192)   (2.4)
                                              -----------     ----------     ----------    ----------   ---------   -----
Shareholders' equity .....................      1,244,087        321,527        922,560       948,317     (25,757)   (2.7)
                                              -----------     ----------     ----------    ----------   ---------   -----
      Total Liabilities and Shareholders'
         Equity ..........................    $11,160,148     $1,627,428     $9,532,720    $9,768,669   $(235,949)   (2.4)%
                                              ===========     ==========     ==========    ==========   =========   =====

----------
(1)  Balances recorded on acquisition dates.

(2)  Excluding Resource and First Washington.

(3) Fulton Financial Corporation, excluding Resource and First Washington as compared to the prior year.

LOANS

The following table sets forth the amount of loans outstanding as of the dates shown:

                                                                      December 31
                                            --------------------------------------------------------------
                                               2004         2003         2002         2001         2000
                                            ----------   ----------   ----------   ----------   ----------
                                                                    (in thousands)
Commercial - industrial and financial ...   $1,946,962   $1,594,451   $1,489,990   $1,341,280   $1,248,045
Commercial - agricultural ...............      326,176      354,517      189,110      154,100      138,127
Real-estate - commercial mortgage .......    2,461,016    1,992,650    1,527,143    1,428,066    1,359,715
Real-estate - commercial construction ...      348,846      264,129      201,178      208,191      202,286
Real-estate - residential mortgage ......      543,072      434,568      534,286      793,507      965,760
Real-estate - residential construction ..      277,940       42,979       47,387       59,436       45,096
Real estate - home equity ...............    1,108,249      890,044      710,497      675,292      603,876
Consumer ................................      506,290      516,587      543,040      626,985      738,797
Leasing and other .......................       77,767       84,056       89,903      107,054       97,138
Deferred loan fees, net of costs ........       (4,972)      (6,410)      (5,840)      (8,231)      (9,194)
                                            ----------   ----------   ----------   ----------   ----------
                                             7,591,346    6,167,571    5,326,694    5,385,680    5,389,646
Unearned income .........................       (6,799)      (7,577)      (9,626)     (12,660)     (14,987)
                                            ----------   ----------   ----------   ----------   ----------
   Totals ...............................   $7,584,547   $6,159,994   $5,317,068   $5,373,020   $5,374,659
                                            ==========   ==========   ==========   ==========   ==========

Total loans, net of unearned increased $1.4 billion, or 23.1%, in 2004 ($552.5 million, or 9.0%, excluding the 2004 Acquisitions). The internal growth of $552.5 million included increases in total commercial loans ($148.5 million, or 7.6%), commercial mortgage loans ($183.8 million, or 8.1%), construction loans ($42.7 million, or 13.9%), residential mortgages ($22.6 million, or 5.2%), and home equity loans ($168.3 million, or 18.9%), offset partially by decreases in consumer loans ($16.6 million, or 3.2%) and leasing and other loans ($8.0 million, or 10.3%).

In 2003, total loans increased $842.9 million, or 15.9% ($319.1 million, or 6.0%, excluding the Premier and purchased loan acquisitions). Excluding these acquisitions, increases in total commercial loans ($45.6 million, or 2.7%), commercial mortgage loans ($177.2 million, or 11.6%), construction loans ($50.6 million, or 20.4%) and residential mortgages ($76.2 million, or 6.1%), were offset by decreases in consumer loans ($27.1 million, or 5.0%) and leasing and other ($3.4 million, or 4.6%).

INVESTMENT SECURITIES

The following table sets forth the carrying amount of investment securities held to maturity (HTM) and available for sale (AFS) as of the dates shown:

                                                                          December 31
                               -------------------------------------------------------------------------------------------------
                                             2004                             2003                             2002
                               -------------------------------  -------------------------------  -------------------------------
                                 HTM        AFS        TOTAL      HTM        AFS        Total      HTM       AFS         Total
                               -------  ----------  ----------  -------  ----------  ----------  -------  ----------  ----------
                                                                         (in thousands)
U.S. Government and
   agency securities ........  $ 6,903  $  128,925  $  135,828  $ 7,728  $   82,439  $   90,167  $ 8,568  $   97,304  $  105,872
State and municipal .........   10,658     332,455     343,113    4,462     298,030     302,492    4,679     249,866     254,545
Equity securities ...........       --     170,065     170,065       --     212,352     212,352       --     155,138     155,138
Corporate debt securities ...      650      71,127      71,777      640      28,656      29,296       50         300         350
Mortgage-backed securities ..    6,790   1,722,286   1,729,076   10,163   2,282,680   2,292,843   19,387   1,880,999   1,900,386
                               -------  ----------  ----------  -------  ----------  ----------  -------  ----------  ----------
   Totals ...................  $25,001  $2,424,858  $2,449,859  $22,993  $2,904,157  $2,927,150  $32,684  $2,383,607  $2,416,291
                               =======  ==========  ==========  =======  ==========  ==========  =======  ==========  ==========

Total investment securities decreased $477.3 million, or 16.4%, ($808.8 million, or 27.6%, excluding the 2004 Acquisitions), to a balance of $2.4 billion at December 31, 2004. In 2003, investment securities increased $510.9 million, or 21.1%, to reach a balance of $2.9 billion. As noted above, the decrease in 2004 represented maturities and prepayments that were not reinvested due to the expectation of increasing short-term interest rates.

The Corporation classified virtually its entire investment portfolio as available for sale at December 31, 2004 and, as such, these investments were recorded at their estimated fair values. As short-term interest rates increased in the second half of 2004, the net unrealized gain on non-equity available for sale investment securities decreased $24.8 million from a net unrealized gain of $3.8 million at December 31, 2003 to a net unrealized loss of $21.1 million at December 31, 2004.

At December 31, 2004, equity securities consisted of FHLB and other government agency stock ($63.4 million), stocks of other financial institutions ($69.2 million) and mutual funds and other ($37.4 million). The bank stock portfolio has historically been a source of capital appreciation and realized gains ($14.8 million in 2004, $17.3 million in 2003 and $7.4 million in 2002). Management periodically sells bank stocks when, in its opinion, valuations and market conditions warrant such sales.

OTHER ASSETS

Cash and due from banks decreased $22.9 million, or 7.6% ($49.2 million, or 16.4%, excluding the 2004 Acquisitions), in 2004, following a $13.9 million, or 4.4%, decrease in 2003. Because of the daily fluctuations that result in the normal course of business, cash is more appropriately analyzed in terms of average balances. On an average balance basis, cash and due from banks increased $36.2 million, or 12.9%, from $280.0 million in 2003 to $316.2 million in 2004, following a $26.5 million, or 10.4%, increase in 2003. The increase in both years resulted from acquisitions and growth in the Corporation's branch network.

Premises and equipment increased $26.1 million, or 21.6%, in 2004 to $146.9 million, which included $22.4 as a result of the 2004 Acquisitions. The remaining increase reflects additions of $16.2 million primarily for the construction of various new branch and office facilities, partially offset by current year depreciation expense.

Goodwill and intangible assets increased $244.5 million, or 168.9%, in 2004, following a $72.5 million, or 100.3%, increase in 2003, as a result of acquisitions. Other assets increased $50.1 million, or 32.3%, in 2004 to $205.5 million, including $29.8 million as a result of the 2004 Acquisitions, an increase in the net deferred tax asset mainly as a result of decreases in unrealized gains on investment securities, and an $11.9 million increase in investments in low-income housing projects. During 2004, equity investments of $17.5 million were made to eight new partnerships. The Corporation made its initial investment of this type during 1989 and is now involved in 58 partnerships, located in the communities served by its subsidiary banks. The carrying value of these investments was approximately $52.0 million at December 31, 2004. With these investments, the Corporation not only improves the quantity and quality of available housing for low income individuals in support of its banks' Community Reinvestment Act compliance efforts, but also becomes eligible for tax credits under Federal and, in some cases state, programs.

DEPOSITS AND BORROWINGS

Deposits increased $1.1 billion, or 16.9%, to $7.9 billion at December 31, 2004 ($118.9 million, or 1.8%, excluding the 2004 Acquisitions). This compares to an increase of $506.3 million, or 8.1%, in 2003, ($71.8 million, or 1.1%, excluding the Premier acquisition). The recent trend has been strong growth in core demand and savings accounts, offset by declines in time deposits. Consumers have continued to favor banks over the equity markets, even though market performance has recovered some of its decline from the past few years. In addition, the relatively low interest rate environment resulted in consumers continuing to favor demand and savings products over time deposits. Although short-term rates have increased in 2004, longer-term rate increases have not been as significant. If longer-term rates increase significantly in the future, consumers may shift their deposit funds to higher cost time deposits.

During 2004, demand deposits increased $457.1 million, or 17.9% ($234.6 million, or 10.8%, excluding the 2004 Acquisitions), savings deposits increased $165.7 million, or 9.5% ($58.7 million, or 3.8%, excluding the 2004 Acquisitions) and time deposits increased $521,000, or 21.3% (decrease of $174.5 million, or 7.2%, excluding the 2004 Acquisitions).

During 2003, demand deposits increased $372.7 million, or 17.1% ($220.8 million, or 10.1%, excluding Premier), savings deposits increased $222.4 million, or 14.5% ($139.0 million, or 9.1%, excluding Premier), while time deposits decreased $88.8 million, or 3.5%, ($287.9 million, or 11.3%, excluding Premier). Many of the trends experienced during 2003 began in 2001 when the FRB started its series of rate cuts.

Short-term borrowings, which consist mainly of Federal funds purchased and customer cash management accounts, decreased $202.2 million, or 14.5% ($329.9 million, or 23.6%, excluding the 2004 Acquisitions), in 2004 after increasing $764.5 million, or 120.9%, in

2003. The decrease in 2004 was due to strategies to reduce overnight Federal funds purchased in the recent rising rate environment. In 2003, the increase resulted from actions taken to manage the gap position and to take advantage of low short-term borrowing rates. Long-term debt increased $115.5 million, or 20.3% (decrease of $18.5 million, or 3.3%, excluding the 2004 Acquisitions). The decrease in 2004 was due to a decrease in Federal Home Loan Bank advances. Long-term debt increased $33.2 million, or 6.2%, during 2003 mainly due to $25.0 million of junior subordinated debentures assumed from Premier.

OTHER LIABILITIES

Other liabilities increased $38.6 million, or 37.5% ($19.4 million, or 18.8%, excluding the 2004 Acquisitions), following a $2.1 million, or 2.0%, decrease in 2003. The increase in 2004 was primarily attributable to additional equity commitments for low-income housing projects ($9.2 million increase), an increase in accrued retirement benefits ($2.4 million) and an increase in dividends payable to shareholders ($2.5 million).

SHAREHOLDERS' EQUITY

Total shareholders' equity of $1.2 billion, or 11.1% of ending total assets, increased $295.8 million, or 31.2%, since December 31, 2003. This growth reflected the issuance of stock to effect the 2004 Acquisitions in the amount of $311.1 million, offset by treasury stock purchases of $79.0 million. Shareholders' equity was also increased by retained earnings of $72.4 million.

The Corporation periodically implements stock repurchase plans for various corporate purposes. In addition to evaluating the financial benefits of implementing repurchase plans, management also considers liquidity needs, the current market price per share and regulatory limitations. In 2002, the Board of Directors approved a stock repurchase plan for 7.3 million shares, which was extended through June 30, 2004. During 2004, 1.6 million shares were repurchased under this plan. On June 15, 2004, the Board of Directors approved a stock repurchase plan for 5.0 million shares through December 31, 2004. During 2004,
3.1 million shares were repurchased under this plan, including 1.3 million shares acquired under an accelerated share repurchase program. On December 21, 2004, the Board of Directors extended the stock repurchase plan through June 30, 2005 and increased the total number of shares that could be repurchased to 5.0 million. No shares were purchased under this extended plan in 2004.

The Corporation and its subsidiary banks are subject to regulatory capital requirements administered by various banking regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a material effect on the Corporation's financial statements. The regulations require that banks maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and Tier I capital to average assets (as defined). As of December 31, 2004, the Corporation and each of its bank subsidiaries met the minimum capital requirements. In addition, the Corporation and each of its bank subsidiaries' capital ratios exceeded the amounts required to be considered "well-capitalized" as defined in the regulations. See also Note J, "Regulatory Matters", in the Notes to Consolidated Financial Statements.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

The Corporation has various financial obligations that may require future cash payments. These obligations include the payment of liabilities recorded on the Corporation's balance sheet as well as contractual obligations for purchased services or for operating leases. The following table summarizes significant contractual obligations to third parties, by type, that are fixed and determinable at December 31, 2004:

                                                                  Payments Due In
                                          --------------------------------------------------------------
                                           One Year       One to      Three to    Over Five
                                            or Less    Three Years   Five Years     Years        Total
                                          ----------   -----------   ----------   ---------   ----------
                                                                  (in thousands)
Deposits with no stated maturity (a) ..   $4,926,478     $     --     $     --     $     --   $4,926,478
Time deposits (b) .....................    1,503,631      982,014      173,822      309,579    2,969,046
Short-term borrowings (c) .............    1,194,524           --           --           --    1,194,524
Long-term debt (c) ....................      126,230      104,008      281,347      172,651      684,236
Operating leases (d) ..................        8,051       13,961        8,592       19,752       50,356
Purchase obligations (e) ..............       11,438        6,675        3,411           --       21,524

----------
(a) Includes demand deposits and savings accounts, which can be withdrawn by customers at any time.

(b) See additional information regarding time deposits in Note H, "Deposits" in the Notes to Consolidated Financial Statements.

(c) See additional information regarding borrowings in Note I, "Short-Term Borrowings and Long-Term Debt" in the Notes to Consolidated Financial Statements.

(d) See additional information regarding operating leases in Note N, "Leases" in the Notes to Consolidated Financial Statements.

(e) Includes significant information technology, telecommunication and data processing outsourcing contracts. Variable obligations, such as those based on transaction volumes, are not included.

In addition to the contractual obligations listed in the preceding table, the Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued to guarantee the financial or performance obligation of a customer to a third party. Commitments and standby letters of credit do not necessarily represent future cash needs as they may expire without being drawn.

The following table presents the Corporation's commitments to extend credit and letters of credit as of December 31, 2004 (in thousands):

Commercial mortgage, construction and land development ..   $  689,818
Home equity .............................................      412,790
Credit card .............................................      384,504
Commercial and other ....................................    1,851,159
                                                            ----------
   Total commitments to extend credit ...................   $3,338,271
                                                            ==========

Standby letters of credit ...............................   $  533,094
Commercial letters of credit ............................       24,312
                                                            ----------
   Total letters of credit ..............................   $  557,406
                                                            ==========

CRITICAL ACCOUNTING POLICIES

The following is a summary of those accounting policies that the Corporation considers to be most important to the portrayal of its financial condition and results of operations, as they require management's most difficult judgments as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Allowance and Provision for Loan Losses - The Corporation accounts for the credit risk associated with its lending activities through the allowance and provision for loan losses. The allowance is an estimate of the losses inherent in the loan portfolio as of the balance sheet date. The provision is the periodic charge to earnings, which is necessary to adjust the allowance to its proper balance. On a quarterly basis, the Corporation assesses the adequacy of its allowance through a methodology that consists of the following:

- Identifying loans for individual review under FASB Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114). In general, these consist of large balance commercial loans and commercial mortgages, that are rated less than "satisfactory" based upon the Corporation's internal credit-rating process.

- Assessing whether the loans identified for review under Statement 114 are "impaired". That is, whether it is probable that all amounts will not be collected according to the contractual terms of the loan agreement.

- For loans identified as impaired, calculating the estimated fair value, using observable market prices, discounted cash flows or the value of the underlying collateral.

- Classifying all non-impaired large balance loans based on credit risk ratings and allocating an allowance for loan losses based on appropriate factors, including recent loss history for similar loans.

- Identifying all smaller balance homogeneous loans for evaluation collectively under the provisions of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5). In general, these loans include residential mortgages, consumer loans, installment loans, smaller balance commercial loans and mortgages and lease receivables.

- Statement 5 loans are segmented into groups with similar characteristics and an allowance for loan losses is allocated to each segment based on recent loss history and other relevant information.

- Reviewing the results to determine the appropriate balance of the allowance for loan losses. This review gives additional consideration to factors such as the mix of loans in the portfolio, the balance of the allowance relative to total loans and non-performing assets, trends in the overall risk profile of the portfolio, trends in delinquencies and non-accrual loans and local and national economic conditions.

- An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss exposure.

-    Documenting the results of its review in accordance with SAB 102.

The allowance review methodology is based on information known at the time of the review. Changes in factors underlying the assessment could have a material impact on the amount of the allowance that is necessary and the amount of provision to be charged against earnings. Such changes could impact future results.

Accounting for Business Combinations - The Corporation accounts for all business acquisitions using the purchase method of accounting as required by Statement of Financial Accounting Standards No. 141, "Business Combinations" (Statement 141). Purchase accounting requires the purchase price to be allocated to the estimated fair values of the assets acquired and liabilities assumed. It also requires assessing the existence of and, if necessary, assigning a value to certain intangible assets. The remaining excess purchase price over the fair value of net assets acquired is recorded as goodwill.

The purchase price is established as the value of securities issued for the acquisition, cash consideration paid and certain acquisition-related expenses. The fair values of assets acquired and liabilities assumed are typically established through appraisals, observable market values or discounted cash flows. Management has engaged independent third-party valuation experts to assist in valuing certain assets, particularly intangibles. Other assets and liabilities are generally valued using the Corporation's internal asset/liability modeling system. The assumptions used and the final valuations, whether prepared internally or by a third party, are reviewed by management. Due to the complexity of purchase accounting, final determinations of values can be time consuming and, occasionally, amounts included in the Corporation's consolidated balance sheets and consolidated statements of income are based on preliminary estimates of value.

Goodwill and Intangible Assets - Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (Statement 142) addresses the accounting for goodwill and intangible assets subsequent to acquisition. Intangible assets are amortized over their estimated lives. Some intangible assets have indefinite lives and are, therefore, not amortized. All intangible assets must be evaluated for impairment if certain events occur. Any impairment write-downs are recognized as expense in the consolidated income statement.

Goodwill is not amortized to expense, but is evaluated at least annually for impairment. The Corporation completes its annual goodwill impairment test as of October 31st of each year. The Corporation tests for impairment by first allocating its goodwill and other assets and liabilities, as necessary, to defined reporting units. A fair value is then determined for each reporting unit. If the fair values of the reporting units exceed their book values, no write-down of the recorded goodwill is necessary. If the fair values are less than the book values, an additional test is necessary to assess the proper carrying value of the goodwill. The Corporation determined that no impairment write-offs were necessary during 2004, 2003 and 2002.

Business unit valuation is inherently subjective, with a number of factors based on assumptions and management judgments. Among these are future growth rates for the reporting units, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting unit performance and cash flow projections could result in different assessments of the fair values of reporting units and could result in impairment charges in the future.

Income Taxes - The provision for income taxes is based upon income before income taxes, adjusted for the effect of certain tax-exempt income and non-deductible expenses. In addition, certain items of income and expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate.

The Corporation must also evaluate the likelihood that deferred tax assets will be recovered from future taxable income. If any such assets are not likely to be recovered, a valuation allowance must be recognized. The Corporation has determined that a valuation allowance is not required for deferred tax assets as of December 31, 2004, except in the case of deferred tax benefits related to state income tax net operating losses. The assessment of the carrying value of deferred tax assets is based on certain assumptions, changes in which could have a material impact on the Corporation's financial statements. See also Note K, "Income Taxes", in the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

Note A, "Summary of Significant Accounting Policies", in the Notes to Consolidated Financial Statements discusses the expected impact of recently issued accounting standards which have not yet been adopted by the Corporation.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the exposure to economic loss that arises from changes in the values of certain financial instruments. The types of market risk exposures generally faced by financial institutions include interest rate risk, equity market price risk, foreign currency risk and commodity price risk. Due to the nature of its operations, only equity market price risk and interest rate risk are significant to the Corporation.

Equity Market Price Risk

Equity market price risk is the risk that changes in the values of equity investments could have a material impact on the financial position or results of operations of the Corporation. The Corporation's equity investments consist of common stocks of publicly traded financial institutions, U.S. Government and agency stocks and money market mutual funds. The equity investments most susceptible to equity market price risk are the financial institutions stocks, which had a cost basis of approximately $56.9 million and a fair value of $64.3 million at December 31, 2004. Gross unrealized gains in this portfolio were approximately $7.8 million at December 31, 2004.

Although the carrying value of the financial institutions stocks accounted only for 0.6% of the Corporation's total assets, the unrealized gains on the portfolio represent a potential source of revenue. The Corporation has a history of realizing gains from this portfolio and, if values were to decline significantly, this revenue source could be lost.

Management continuously monitors the fair value of its equity investments and evaluates current market conditions and operating results of the companies. Periodic sale and purchase decisions are made based on this monitoring process. None of the Corporation's equity securities are classified as trading. Future cash flows from these investments are not provided in the table on page 29 as such investments do not have maturity dates.

The Corporation has evaluated, based on existing accounting guidance, whether any unrealized losses on individual equity investments constituted "other than temporary" impairment, which would require a write-down through a charge to earnings. Based on the results of such evaluations, the Corporation recorded write-downs of $137,000 in 2004 and $3.3 million in 2003 for specific equity securities which were deemed to exhibit other than temporary impairment in value. Through December 31, 2004, gains of approximately $1.7 million had been realized on the sale of investments previously written down and, as of December 31, 2004, the impaired securities still held in the portfolio had recovered approximately $1.4 million of the original write-down amount. Additional impairment charges may be necessary depending upon the performance of the equity markets in general and the performance of the individual investments held by the Corporation. See also Note C, "Investment Securities", in the Notes to Consolidated Financial Statements.

In addition to the risk of changes in the value of its equity portfolio, the Corporation's investment management and trust services revenue could also be impacted by fluctuations in the securities markets. A portion of the Corporation's trust revenue is based on the value of the underlying investment portfolios. If securities markets contract, the Corporation's revenue could be negatively impacted. In addition, the ability of the Corporation to sell its brokerage services is dependent, in part, upon consumers' level of confidence in the outlook for rising securities prices.

Interest Rate Risk, Asset/Liability Management and Liquidity

Interest rate risk creates exposure in two primary areas. First, changes in rates have an impact on the Corporation's liquidity position and could affect its ability to meet obligations and continue to grow. Second, movements in interest rates can create fluctuations in the Corporation's net interest income and changes in the economic value of its equity.

The Corporation employs various management techniques to minimize its exposure to interest rate risk. An Asset/Liability Management Committee (ALCO), consisting of key financial and senior management personnel, meets on a weekly basis. The ALCO is responsible for reviewing the interest rate sensitivity position of the Corporation, approving asset and liability management policies, and overseeing the formulation and implementation of strategies regarding balance sheet positions and earnings. The primary goal of asset/liability management is to address the liquidity and net interest income risks noted above.

From a liquidity standpoint, the Corporation must maintain a sufficient level of liquid assets to meet the ongoing cash flow requirements of customers, who, as depositors, may want to withdraw funds or who, as borrowers, need credit availability. Liquidity sources are found on both sides of the balance sheet. Liquidity is provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investments. Liquidity is also provided through the availability of deposits and borrowings.

The Corporation's sources and uses of cash were discussed in general terms in the "Overview" section of Management's Discussion. The consolidated statements of cash flows provide additional information. The Corporation generated $146.1 million in cash from operating activities during 2004, mainly due to net income. Investing activities resulted in a net cash inflow of $215.8 million, compared to a net cash outflow of $825.9 million in 2003. In 2004, proceeds from maturities and sales of investment securities exceeded reinvestments in the portfolio and the net increase in the loan portfolio. In 2003, funds provided by investment maturities and increased borrowings were used to purchase additional investment securities. Financing activities resulted in a net cash outflow of $384.7 million in 2004, compared to a net cash inflow of $623.3 in 2003 as funds provided by maturing investments were used to reduce short-term borrowings.

Liquidity must also be managed at the Fulton Financial Corporation parent company level. For safety and soundness reasons, banking regulations limit the amount of cash that can be transferred from subsidiary banks to the Parent Company in the form of loans and dividends. Generally, these limitations are based on the subsidiary banks' regulatory capital levels and their net income. Until 2004, the Parent Company has been able to meet its cash needs through normal, allowable dividends and loans. However, as a result of increased acquisition activity and stock repurchase plans, the Parent Company's cash needs have increased, requiring additional sources of funds in 2004.

In 2004, the Parent Company entered into a revolving line of credit agreement with an unaffiliated bank. Under the terms of the agreement, the Parent Company can borrow up to $50.0 million (may be increased to $100.0 million upon request) with interest calculated at the one-month London Interbank Offering Rate (LIBOR) plus 0.625%. The credit agreement requires the Corporation to maintain certain financial ratios related to capital strength and earnings. The Corporation was in compliance with all required covenants under the credit agreement as of December 31, 2004.

This borrowing arrangement supplements the liquidity available from subsidiaries through dividends and borrowings and provides some flexibility in Parent Company cash management. As of December 31, 2004, $11.9 million had been borrowed on this line. Management continues to monitor the liquidity and capital needs of the Parent Company and will implement appropriate strategies, as necessary, to remain well-capitalized and to meet its cash needs.

In addition to its normal recurring and operating cash needs, the Parent Company will also pay cash for a portion of the SVB acquisition, which is expected to be completed in the third quarter of 2005. Based on the terms of the merger agreement, the Parent Company will pay a minimum of approximately $17.0 million and a maximum of approximately $34.0 million to consummate the acquisition. See Note Q, "Mergers and Acquisitions" in the Notes to Consolidated Financial Statements for a summary of the terms of this transaction.

At December 31, 2004, liquid assets (defined as cash and due from banks, short-term investments, Federal funds sold, mortgages available for sale, securities available for sale, and non-mortgage-backed securities held to maturity due in one year or less) totaled $2.9 billion, or 26.2% of total assets. This compares to $3.2 billion, or 33.4% of total assets, at December 31, 2003.

The following tables set forth the maturities of investment securities at December 31, 2004 and the weighted average yields of such securities (calculated based on historical cost):

HELD TO MATURITY (at amortized cost)

                                                                            MATURING
                                           ------------------------------------------------------------------------
                                                               After One But      After Five But
                                           Within One Year   Within Five Years   Within Ten Years   After Ten Years
                                           ---------------   -----------------   ----------------   ---------------
                                            Amount   Yield     Amount   Yield     Amount   Yield     Amount   Yield
                                            ------   -----     ------   -----     ------   -----     ------   -----
                                                                    (dollars in thousands)
U.S. Government and agency securities ..    $  862   2.25%     $3,549   4.13%     $2,179   4.29%      $313    7.61%
State and municipal (1) ................     8,893   2.98       1,110   6.32         655   8.00         --      --
Other securities .......................        50   6.91         600   4.13          --     --         --      --
                                            ------   ----      ------   ----      ------   ----       ----    ----
   Totals ..............................    $9,805   2.93%     $5,259   4.59%     $2,834   5.15%      $313    7.61%
                                            ======   ====      ======   ====      ======   ====       ====    ====
Mortgage-backed securities (2) .........    $6,790   6.04%
                                            ======   ====

AVAILABLE FOR SALE (at estimated fair value)

                                                                             MATURING
                                           ----------------------------------------------------------------------------
                                                                  After One But      After Five But
                                             Within One Year    Within Five Years   Within Ten Years    After Ten Years
                                           ------------------   -----------------   ----------------   ----------------
                                             Amount     Yield     Amount    Yield    Amount    Yield    Amount    Yield
                                           ----------   -----    --------   -----   --------   -----   --------   -----
                                                                      (dollars in thousands)
U.S. Government and agency securities ..   $   82,954   1.97%    $ 29,884   3.15%   $ 11,934   5.04%   $  4,153   3.39%
State and municipal (1) ................       30,570   4.52      161,760   5.17      98,740   5.09      41,385   8.67
Other securities .......................        3,327   6.28          378   5.01       2,962   7.19      64,460   7.24
                                           ----------   ----     --------   ----    --------   ----    --------   ----
   Totals ..............................   $  116,851   2.76%    $192,022   4.85%   $113,636   5.14%   $109,998   7.63%
                                           ==========   ====     ========   ====    ========   ====    ========   ====
Mortgage-backed securities (2) .........   $1,722,286   3.45%
                                           ==========   ====

----------
(1) Weighted average yields on tax-exempt securities have been computed on a fully tax-equivalent basis assuming a tax rate of 35 percent.

(2) Maturities for mortgage-backed securities are dependent upon the interest rate environment and prepayments on the underlying loans. For the purpose of this table, the entire balance and weighted average rate is shown in one period.

The Corporation's investment portfolio consists mainly of mortgage-backed securities which do not have stated maturities. Cash flows from such investments are dependent upon the performance of the underlying mortgage loans, and are generally influenced by the level of interest rates. As rates increase, cash flows generally decrease as prepayments on the underlying mortgage loans decrease. As rates decrease, cash flows generally increase as prepayments increase. The Corporation invests primarily in five and seven year balloon mortgage-backed securities to limit interest rate risk and promote liquidity.

The following table presents the approximate contractual maturity and sensitivity of certain loan types, excluding consumer loans and leases, to changes in interest rates as of December 31, 2004:

                                                             One
                                             One Year      Through     More Than
                                              or Less    Five Years   Five Years      Total
                                            ----------   ----------   ----------   ----------
                                                              (in thousands)
Commercial, financial and agricultural:
   Floating rate.........................   $  523,570   $  518,874    $770,183    $1,812,627
   Fixed rate............................      139,925      243,802      76,784       460,511
                                            ----------   ----------    --------    ----------
      Total..............................   $  663,495   $  762,676    $846,967    $2,273,138
                                            ==========   ==========    ========    ==========
Real-estate - mortgage:
   Floating rate.........................   $  480,490   $1,222,487    $882,216    $2,585,193
   Fixed rate............................      744,984      671,297     110,863     1,527,144
                                            ----------   ----------    --------    ----------
      Total..............................   $1,225,474   $1,893,784    $993,079    $4,112,337
                                            ==========   ==========    ========    ==========
Real-estate - construction:
   Floating rate.........................   $  292,368   $  108,896    $ 72,776    $  474,040
   Fixed rate............................       87,020       28,631      37,095       152,746
                                            ----------   ----------    --------    ----------
      Total..............................   $  379,388   $  137,527    $109,871    $  626,786
                                            ==========   ==========    ========    ==========

From a funding standpoint, the Corporation has been able to rely over the years on a stable base of "core" deposits. Even though the Corporation has experienced notable changes in the composition and interest sensitivity of this deposit base, it has been able to rely on this base to provide needed liquidity.

The Corporation also has access to sources of large denomination or jumbo time deposits and repurchase agreements as potential sources of liquidity. However, the Corporation has attempted to minimize its reliance upon these more volatile short-term funding sources and to use them primarily to meet the requirements of its existing customer base or when it is profitable to do so.

Contractual maturities of time deposits of $100,000 or more outstanding at December 31, 2004 are as follows (in thousands):

Three months or less.....................   $114,859
Over three through six months............     77,021
Over six through twelve months...........     95,626
Over twelve months.......................    248,458
                                            --------
   Total.................................   $535,964
                                            ========

Each of the Corporation's subsidiary banks is a member of the FHLB and has access to FHLB overnight and term credit facilities. At December 31, 2004, the Corporation had $645.5 million in term advances from the FHLB with an additional $1.3 billion of borrowing capacity (including both short-term funding on its lines of credit and long-term borrowings). This availability, along with Federal funds lines at various correspondent commercial banks, provides the Corporation with additional liquidity.

The following table provides information about the Corporation's interest rate sensitive financial instruments. The table presents expected cash flows and weighted average rates for each significant interest rate sensitive financial instrument, by expected maturity period (dollars in thousands).

                                                        EXPECTED MATURITY PERIOD
                                  --------------------------------------------------------------------                ESTIMATED
                                     2005        2006        2007        2008       2009      BEYOND       TOTAL      FAIR VALUE
                                  ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------
Fixed rate loans (1) ...........  $  747,825  $  486,830  $  402,921  $  261,533  $161,706  $  325,429  $ 2,386,244  $ 2,480,958
   Average rate (2) ............        6.07%       6.15%       6.08%       6.05%     6.31%       6.38%        6.14%
Floating rate loans (1) (3) ....   1,362,108     685,031     538,425     442,696   391,812   1,778,231    5,198,303    5,188,778
   Average rate (2) ............        5.97%       5.83%       6.02%       6.11%     5.70%       4.83%        5.56%

Fixed rate investments (1) .....     577,487     367,723     295,099     429,357   193,217     428,146    2,291,029    2,270,383
   Average rate (2) ............        3.41%       3.77%       4.06%       3.85%     4.07%       4.05%        3.81%
Floating rate investments (1) ..          --          --          --         141        --       9,681        9,822        9,823
   Average rate ................          --          --          --        5.85%       --        3.40%        3.44%

Other interest-earning assets ..     195,560          --          --          --        --          --      195,560      195,560
   Average rate ................        6.09%                     --          --        --          --           --         6.09%
                                  ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------
TOTAL ..........................  $2,882,980  $1,539,584  $1,236,445  $1,133,727  $746,735  $2,541,487  $10,080,958  $10,145,502
   AVERAGE RATE ................        5.40%       5.44%       5.57%       5.24%     5.41%       4.90%        5.29%
                                  ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------

Fixed rate deposits (4) ........  $1,521,075  $  556,945  $  409,100  $   96,606  $ 64,590  $  281,729  $ 2,930,045  $ 2,935,643
   Average rate ................        2.25%       2.97%       3.93%       3.29%     3.82%       4.26%        2.88%
Floating rate deposits (5) .....   1,978,454     192,717     192,717     192,717   192,717   2,216,157    4,965,479    4,965,384
   Average rate ................        1.03%       0.27%       0.27%       0.27%     0.27%       0.19%        0.54%

Fixed rate borrowings (6) ......     154,728      37,874      87,487     221,671    42,405     140,071      684,236      710,215
   Average rate ................        4.37%       3.36%       3.80%       5.01%     4.80%       5.38%        4.68%
Floating rate borrowings (7) ...   1,194,524          --          --          --        --          --    1,194,524    1,194,524
   Average rate ................        1.54%         --          --          --        --          --         1.54%
                                  ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------
TOTAL ..........................  $4,848,781  $  787,536  $  689,304  $  510,994  $299,712  $2,637,957  $ 9,774,284  $ 9,805,766
   AVERAGE RATE ................        1.75%       2.33%       2.89%       2.89%     1.67%       0.91%        1.71%
                                  ----------  ----------  ----------  ----------  --------  ----------  -----------  -----------

----------
ASSUMPTIONS:

(1) Amounts are based on contractual payments and maturities, adjusted for expected prepayments.

(2) Average rates are shown on a fully taxable equivalent basis using an effective tax rate of 35%.

(3) Floating rate loans include adjustable rate commercial loans and mortgages which may not reprice immediately upon a change in interest rates.

(4)  Amounts are based on contractual maturities of fixed rate time deposits.

(5) Money market, Super NOW, NOW and savings accounts are placed based on history of deposit flows.

(6) Amounts are based on contractual maturities of Federal Home Loan Bank advances, adjusted for possible calls.

(7) Amounts are Federal funds purchased and securities sold under agreements to repurchase, which mature in less than 90 days.

The preceding table and discussion addressed the liquidity implications of interest rate risk and focused on expected cash flows from financial instruments. Expected maturities, however, do not necessarily reflect the net interest income impact of interest rate changes. Certain financial instruments, such as adjustable rate loans, have repricing periods that differ from expected cash flows.

In addition to the interest rate sensitive instruments included in the preceding table, the Corporation also had interest rate swaps with a notional amount of $220 million as of December 31, 2004. These swaps were used to hedge certain long-term fixed rate certificates of deposit held at one of the Corporation's affiliate banks. The terms of the certificates of deposit and the interest rate swaps mirror each other and were committed to simultaneously. Under the terms of the agreements, the Corporation is the fixed rate receiver and the floating rate payer (generally tied to the three month London Interbank Offering Rate, or LIBOR, a common index used for setting rates between financial institutions). The combination of the interest rate swaps and the issuance of the certificates of deposit generates long-term floating rate funding for the Corporation.

The Corporation uses three complementary methods to measure and manage interest rate risk. They are static gap analysis, simulation of earnings, and estimates of economic value of equity. Using these measurements in tandem provides a reasonably comprehensive summary of the magnitude of interest rate risk in the Corporation, level of risk as time evolves, and exposure to changes in interest rates.

Static gap provides a measurement of repricing risk in the Corporation's balance sheet as of a point in time. This measurement is accomplished through stratification of the Corporation's assets and liabilities into repricing periods. The assets and liabilities in each of these periods are compared for mismatches within that maturity segment. Core deposits not having a contractual maturity are placed into repricing periods based upon historical balance performance. Repricing for mortgage loans and for mortgage-backed securities includes the effect of expected cash flows. Estimated prepayment effects are applied to these balances based upon industry projections for prepayment speeds. The Corporation's policy limits the cumulative 6-month gap to plus or minus 15% of total earning assets. The cumulative 6-month gap as of December 31, 2004 was
1.00. The following is a summary of the interest sensitivity gaps for various time intervals as of December 31, 2004:

                    0-90   91-180   181-365
                    Days    Days      Days
                    ----   ------   -------
GAP..............   1.00    0.97      1.08

CUMULATIVE GAP...   1.00    1.00      1.01

Simulation of net interest income is performed for the next twelve-month period. A variety of interest rate scenarios are used to measure the effects of sudden and gradual movements upward and downward in the yield curve. These results are compared to the results obtained in a flat or unchanged interest rate scenario. Simulation of earnings is used primarily to measure the Corporation's short-term earnings exposure to rate movements. The Corporation's policy limits the potential exposure of net interest income to 10% of the base case net interest income for every 100 basis point "shock" in interest rates. A "shock" is an immediate upward or downward movement of short-term interest rates with changes across the yield curve based upon industry projections. The following table summarizes the expected impact of interest rate shocks on net interest income (due to the current low rates, only the 100 basis shock in a downward scenario is shown):

                  Annual change
Rate Shock   in net interest income   % Change
----------   ----------------------   --------
  +300 bp        + $26.4 million        +6.9%
  +200 bp        + $17.6 million        +4.6%
  +100 bp        + $12.6 million        +3.3%
  -100 bp        - $ 8.6 million        -2.2%

Economic value of equity estimates the discounted present value of asset cash flows and liability cash flows. Discount rates are based upon market prices for like assets and liabilities. Upward and downward shocks of interest rates are used to determine the comparative effect of such interest rate movements relative to the unchanged environment. This measurement tool is used primarily to evaluate the longer term repricing risks and options in the Corporation's balance sheet. A policy limit of 10% of economic equity may be at risk for every 100 basis point "shock" movement in interest rates. The following table summarizes the expected impact of interest rate shocks on economic value of equity (due to the current low rates, only the 100 basis shock in a downward scenario is shown):

             Change in economic
Rate Shock     value of equity    % Change
----------   ------------------   --------
  +300 bp      + $36.0 million      +2.3%
  +200 bp      + $23.0 million      +1.4%
  +100 bp      + $34.2 million      +2.1%
  -100 bp      - $52.6 million      -3.3%

As with any modeling system, the results of the static gap and simulation of net interest income and economic value of equity are a function of the assumptions and projections built into the model. The actual behavior of the financial instruments could differ from these assumptions and projections.

COMMON STOCK

As of December 31, 2004, the Corporation had 157.2 million shares of $2.50 par value common stock outstanding held by 45,440 shareholders. The common stock of the Corporation is traded on the national market system of the National Association of Securities Dealers Automated Quotation System (NASDAQ) under the symbol FULT.

The following table presents the quarterly high and low prices of the Corporation's common stock and per-share cash dividends declared for each of the quarterly periods in 2004 and 2003. Per-share amounts have been retroactively adjusted to reflect the effect of stock dividends and splits.

                      Price Range
                    ---------------   Per-Share
                     High      Low     Dividend
                    ------   ------   ---------
2004
FIRST QUARTER ...   $17.36   $15.89     $0.122
SECOND QUARTER ..    17.31    15.31      0.132
THIRD QUARTER ...    17.52    16.00      0.132
FOURTH QUARTER ..    18.88    16.84      0.132

2003
First Quarter ...   $13.86   $12.71     $0.109
Second Quarter ..    16.00    13.61      0.122
Third Quarter ...    16.38    14.66      0.122
Fourth Quarter ..    16.76    15.05      0.122

On June 15, 2004 the Board of Directors approved a stock repurchase plan to repurchase up to 5.0 million shares through December 31, 2004. As of November 30, 2004, the Corporation repurchased approximately 3.1 million of these shares leaving approximately 1.9 million shares still available for repurchase. On December 21, 2004 the Board of Directors approved an extension of the program through June 30, 2005, and increased the total number of shares that could be repurchased to 5.0 million. As of December 31, 2004, no additional shares were repurchased subsequent to the extension of the program. No stock repurchases were made outside publicly announced plans and all were made under the guidelines of Rule 10b-18 and in compliance with Regulation M. The following table presents information related to shares repurchased during the fourth quarter ended December 31, 2004:

                                                     TOTAL
                                                   NUMBER OF           MAXIMUM
                                               SHARES PURCHASED   NUMBER OF SHARES
                          TOTAL      AVERAGE     AS PART OF A      THAT MAY YET BE
                        NUMBER OF    PRICE         PUBLICLY        PURCHASED UNDER
                          SHARES    PAID PER    ANNOUNCED PLAN       THE PLAN OR
        PERIOD          PURCHASED     SHARE       OR PROGRAM           PROGRAM
---------------------   ---------   --------   ----------------   ----------------
(10/01/04 - 10/31/04)      85,000     17.30           85,000          3,207,876
(11/01/04 - 11/30/04)   1,345,000     17.58        1,345,000          1,862,876
(12/01/04 - 12/31/04)          --        --               --          5,000,000
                        ---------     -----        ---------          ---------
        Total           1,430,000     17.56        1,430,000          5,000,000